Power of Attorney
(Limited to Execution of Forms 4 and 5)


I, Cheri L. Peper, do hereby constitute and appoint Rajesh Sharma and Richard
D. Black (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Apache Corporation on Forms 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agent and attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Apache Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 4 and 5 with respect to changes in my beneficial ownership of securities issued by Apache Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 22nd day of April 2010.

/s/ Cheri L. Peper
Cheri L. Peper

State of Texas

County of Harris

On this 22nd day of April 2010, before me personally came Cheri L. Peper, to me known, and acknowledged this instrument. Witness my hand and official seal.

/s/ Melinda Jenkins

Seal for Melinda Jenkins
Notary Public, State of Texas
My Commission Expires 07-25-2012